Exhibit 5.2

[Letterhead of Norton Rose Fulbright Canada LLP]

January 27, 2016

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, ON  M5J 2J5

Dear Sirs/Mesdames:

Re:	Royal Bank of Canada

U.S. $1,500,000,000 aggregate principal amount of 4.650% Non-Viability Contingent Capital Subordinated Notes due 2026 (the Offered Securities)

We have acted as Canadian counsel to Royal Bank of Canada (the Bank) in connection with the issue of the Offered Securities pursuant to the underwriting agreement dated January 22, 2016 (the Underwriting Agreement) by and among RBC Capital Markets, LLC, Citigroup Global Markets, Inc., Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives on behalf of the underwriters listed therein (collectively, the Underwriters), and the Bank, which Offered Securities are to be issued pursuant to the Indenture (the Base Indenture), dated as of January 27, 2016, between the Bank and The Bank of New York Mellon, as Trustee, as supplemented by the First Supplemental Indenture, dated as of January 27, 2016 (the First Supplemental Indenture and, together with the Base Indenture, the Indenture), between the Bank, the Trustee, and BNY Trust Company of Canada, as Canadian Trustee.

We have participated, together with Sullivan & Cromwell LLP, United States counsel to the Bank, in the preparation of the following:

(i)	the Underwriting Agreement;

(ii)	the Indenture;

(iii)	the registration statement of the Bank on Form F-3 (File No. 333-208507) dated December 11, 2015, as amended on January 7, 2016 (the Registration Statement); and

(iv)
the prospectus of the Bank dated January 8, 2016 included in the Registration Statement (the Basic Prospectus) as supplemented by the prospectus supplement dated January 22, 2016 specifically relating to the Offered Securities (the Prospectus Supplement, and together with the Basic Prospectus, the Prospectus).

We understand that the Registration Statement and the Prospectus were filed with the United States Securities and Exchange Commission in connection with the Offered Securities.

For the purposes of our opinions below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or facsimiles. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that each of the Indenture and the Underwriting Agreement has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, each party thereto other than the Bank.

With respect to the continuing existence of the Bank as a Schedule I bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated January 26, 2016 issued by the Office of the Superintendent of Financial Institutions.

In giving this opinion, we express no opinion as to any laws other than the laws, at the date hereof, of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein.

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1.	the Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Offered Securities;

2.
the Offered Securities have been duly authorized, executed, issued and, to the extent delivery is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, to the extent validity of the Offered Securities is a matter governed by the laws of the Provinces of Ontario or Québec, or the federal laws of Canada applicable therein, the Offered Securities are valid obligations of the Bank and all necessary corporate action has been taken by the Bank to authorize the issuance of the common shares of the Bank issuable upon conversion of the Offered Securities pursuant to the Indenture and upon the conversion of the Offered Securities in accordance with their terms, the common shares will be validly issued as fully paid and non-assessable common shares of the Bank;

3.
the Underwriting Agreement has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank; and

4.
the Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, to the extent validity thereof is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, is valid and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

The opinions set forth in paragraphs 2 and 4 above as to the validity of the Offered Securities and the enforceability of the Indenture are subject to the following qualifications:

(i)	equitable remedies, such as specific performance and injunctive relief, are remedies which may only be granted at the discretion of a court of competent authority;

(ii)	rights to indemnity and contribution under the Offered Securities or the Indenture may be limited by applicable law;

(iii)
enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the rights of creditors (including the provisions of the Bank Act (Canada) respecting such matters) and will be subject to limitations under applicable limitations statutes; and

(iv)
pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange which may be the rate in existence on a day other than the day of payment of such judgment.

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Report of Foreign Private Issuer on Form 6-K.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP